Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-167664) of Oasis Petroleum Inc. of our report dated March 10, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor financial information described in Note 19 which is as of July 15, 2011 relating to the consolidated financial statements, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
July 15, 2011